Exhibit 99.1

Pope Resources Reports Net Income of $4.0 Million

    POULSBO, Wash.--(BUSINESS WIRE)--April 21, 2004--Pope Resources (Nasdaq:POPEZ) reported net income of $4.0 million, or 87 cents per diluted ownership unit, on revenues of $11.7 million for the first quarter ended March 31, 2004. This compares to net income of $1.3 million, or 29 cents per diluted ownership unit, on revenues of $7.3 million for the comparable period in 2003.
    Earnings before interest, taxes, depreciation, depletion, and amortization (EBITDDA) were $6.4 million for the current quarter versus $3.0 million for the comparable period in 2003.
    "We enjoyed our strongest quarterly earnings in six years during the first quarter of 2004," said David L. Nunes, President and CEO. "The significant increase in earnings compared to last year's first quarter is attributable to a sizeable increase in the volume of timber harvested combined with a meaningful uptick in timber prices. Our timber harvest increased 55% from the prior year's comparable period due primarily to the acquisition of 3,300 acres of timberland in January 2004, which contributed 4 million board feet to our first quarter harvest volume. This incremental harvest activity will allow us to recoup a major portion of the purchase price over the next few years. In addition, we experienced a 9% and 16% increase in the weighted average log price realized on our timber harvested in the first quarter of this year compared to last year's first and fourth quarters, respectively. Strengthening prices for logs in both the domestic and export markets are a welcome change from declines experienced over the last few years. To capitalize on this relatively healthy log market environment, we harvested 35% of our planned annual volume in the first quarter. Early indications are that these increased log prices will hold firm and possibly strengthen in the 2nd quarter of 2004. While we expect this front-loaded harvest and the corresponding first quarter earnings to contribute significantly towards strong full-year performance, we do not expect quarterly results for the balance of the year to be as favorable as those for the first quarter of 2004."

    Fee Timber

    Comparative operating results for the Fee Timber segment are shown below (readers should be mindful that our strategy this year, as well as last year, has been to front-load our harvest into earlier periods of the fiscal year, which partially drives the proportionately lower fourth-quarter results):



     Description       First Quarter  Fourth Quarter    First Quarter
                                2004            2003             2003
----------------------------------------------------------------------
Revenue                 $11.4 million    $3.8 million     $6.8 million
Operating income         $6.1 million    $1.2 million     $3.2 million
Harvest volume           20.4 MMBF        7.1 MMBF        13.2 MMBF
Average realized price   $540 per MBF    $467 per MBF     $495 per MBF

MMBF-million board feet
MBF-thousand board feet


    As mentioned above, increased revenue and operating income for this segment in the current quarter reflect an increase in both harvest volume and log prices realized. The increase in harvest volume results primarily from the acquisition of 3,300 acres of timberland from Plum Creek Timber Company in January 2004. As a result of this acquisition, annual harvests in 2004 and 2005 are expected to increase 29% to a total of 58 MMBF (compared to 45 MMBF in 2003).
    The current quarter's increase in average realized log prices is due in part to the weakened U.S. dollar, which has helped strengthen the export log market. Given the improved market for export logs, log volume that otherwise would have been sold domestically has been diverted to the export market, resulting in the added benefit of upward pressure on domestic log prices. A strike at Canadian lumber mills limited lumber exports from Canada to the U.S., which has served as an additional factor pushing up domestic log prices.



Timberland Management & Consulting

Revenue and operating loss for the Timberland Management &
Consulting segment:

     Description             First Quarter 2004    First Quarter 2003
--------------------------------------------------------------------
Revenue                           $126,000              $384,000
Operating loss                     404,000               129,000



    The decline in revenue and increase in operating loss experienced by the Timberland Management and Consulting segment in the first quarter of 2004 is due to the absence of a major timberland management client for the first time since 1998. We completed a four-year property disposition assignment for a timberland management client in the fourth quarter of 2003. Management is currently working on the launch of a private equity timber fund as well as pursuing other large-scale timberland management opportunities.



Real Estate

Revenue and operating loss for the Real Estate segment:

Description              First Quarter 2004     First Quarter 2003
--------------------------------------------------------------------
Revenue                           $195,000              $153,000
Operating loss                     241,000               296,000



    The modest quarter-over-quarter improvement in revenue and operating loss is principally due to increased rental revenue earned from commercial and residential properties in Port Gamble. A major focus for this segment is planning for installation of infrastructure at the Partnership's 320-acre project in Gig Harbor, Washington. The first closing on this project, the sale to Costco Wholesale Corporation of approximately 17 acres of commercially zoned property, is not expected until 2005. Real Estate revenue in 2004 is expected to include proceeds from the sale of undeveloped rural residential land parcels and small plat land sales that are projected to close later in the year.

    General and Administrative

    General and Administrative expenses (G&A) in the first quarter of 2004 were consistent with expenses from the comparable period in 2003 ($738,000 vs. $732,000). While total G&A has remained constant, as a percentage of revenue, G&A costs decreased to 6% in the first quarter of 2004 from 10% for the comparable period in 2003. Looking toward the end of the year, G&A costs are not expected to vary significantly from 2003's annualized run rate of $2.8 million.
    Capital expenditures were $9.3 million for the first quarter of 2004. Inasmuch as $8.5 million of this total was for the 3,300-acre timberland acquisition, normalized operating capital expenditures were just over $800,000. For the comparable period in 2003, capital expenditures were $413,000. The increase in normalized operating capital expenditures, apart from the timberland purchase, is due to work on the Gig Harbor development property. Excluding the timberland acquisition costs, capital expenditures for the year ending December 31, 2004 are expected to total nearly $4.4 million (vs. $2.0 million for fiscal 2003). Approximately $1.8 million of the anticipated $4.4 million relates to Gig Harbor.
    The Partnership's debt to total capitalization ratio was 42% as of March 31, 2004, down from 46% at the end of the first quarter of 2003.

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own 118,000 acres of timberland and development property in Washington. In addition, we provide forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The partnership and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the partnership can be found at www.orm.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

    This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property; labor, equipment and transportation costs that affect our net income; and economic conditions that affect consumer demand for our products and the prices we receive for them. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Management's Discussion & Analysis of Financial Condition and Results of Operation - Risks and Uncertainties." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.
    Management considers earnings (net income or loss) before interest expense, income taxes, depreciation, depletion and amortization (EBITDDA) to be a relevant and meaningful indicator of liquidity and earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has provided this information in addition to the generally accepted accounting principle-based presentation of net income or loss. In that context, "depletion" refers to a measure of the reduction in value of timberland upon the harvest of growing timber from that land.


            Pope Resources, A Delaware Limited Partnership
                               Unaudited

                 CONSOLIDATED STATEMENTS OF OPERATIONS
           (all amounts in $000's, except per unit amounts)

                                           Three months ended
                                                 March 31,
                                              2004      2003
                                           --------  --------

Revenues                                  $ 11,732  $  7,312
Costs and expenses:
  Cost of sales                             (4,488)   (2,871)
  Operating expenses                        (2,496)   (2,442)
  Interest, net                               (750)     (714)
     Total                                  (7,734)   (6,027)
Income before income                       --------  --------
 taxes                                       3,998     1,285
Income tax benefit                               -         6
                                           --------  --------
Net income                                $  3,998  $  1,291
                                           ========  ========

Weighted average units
 outstanding - Basic (000's)                 4,518     4,518
Weighted average units
 outstanding - Diluted (000's)               4,575     4,518

Basic net income per
 unit                                     $   0.88  $   0.29
Diluted net income per
 unit                                     $   0.87  $   0.29



                                      CONSOLIDATED BALANCE SHEETS
                                        (all amounts in $000's)

                                                 March 31,
                                              2004      2003
                                           --------  --------
Assets:
  Cash and short-term
   investments                            $  3,358  $  6,202
  Other current assets                       3,575     1,707
  Roads and timber                          54,903    49,751
  Properties and
   equipment                                24,918    23,491
  Other assets                               1,375     3,673
                                           --------  --------
      Total                               $ 88,129  $ 84,824
                                           ========  ========
Liabilities and partners'
 capital:
  Current liabilities                     $  3,486  $  3,712
  Long-term debt, excluding
   current portion                          34,574    36,093
  Other long-term
   liabilities                                 333       374
                                           --------  --------
  Total liabilities                         38,393    40,179
  Partners' capital                         49,736    44,645
                                           --------  --------
      Total                               $ 88,129  $ 84,824
                                           ========  ========



                        RECONCILIATION BETWEEN NET INCOME AND EBITDDA
                                  (all amounts in $000's)

                                     Three months ended
                                31-Mar-04  31-Mar-03 31-Dec-03
                                ---------  --------- ---------
Net income                      $  3,998   $  1,291  $      -
Added back:
  Interest, net                      750        714       711
  Depletion                        1,471        843       454
  Depreciation and amortization      168        167       163
  Income tax expense                   -          -       239
Less:
  Income tax benefit                   -         (6)        -
                                 --------   --------  --------
EBITDDA                         $  6,387   $  3,009  $  1,567
                                 ========   ========  ========



                        RECONCILIATION BETWEEN CASH FROM OPERATIONS
                                        AND EBITDDA
                                  (all amounts in $000's)

                                      Three months ended
                                31-Mar-04  31-Mar-03 31-Dec-03
                                ---------  --------- ---------
Cash from operations            $  4,225   $  1,947  $  2,088
Added back:
  Change in working
   capital                         1,519        372         -
  Interest                           750        714       711
  Deferred profit                                 -        34
  Income tax expense                                      239
  Other                                1          9        11
Less:
  Change in working
   capital                                        -    (1,341)
  Deferred profit                   (108)       (27)        -
  Income tax benefit                   -         (6)        -
  Other                                                  (175)
                                --------   --------  --------
EBITDDA                         $  6,387   $  3,009  $  1,567
                                ========   ========  ========


                                     SEGMENT INFORMATION
                                   (all amounts in $000's)

                                     Three months ended
                                31-Mar-04  31-Mar-03 31-Dec-03
                                ---------  --------- ---------
Revenues:
  Fee Timber                    $ 11,411   $  6,775  $  3,809
  Timberland Management &
   Consulting (TM&C)                 126        384     1,350
  Real Estate                        195        153       520
                                 --------   --------  --------
      Total                       11,732      7,312     5,679
EBITDDA:
  Fee Timber                       7,633      4,030     1,717
  TM&C                              (382)      (109)      736
  Real Estate                       (218)      (277)     (195)
  General &
   administrative                   (646)      (635)     (691)
                                 --------   --------  --------
      Total                        6,387      3,009     1,567
Depreciation, depletion and
 amortization:
  Fee Timber                       1,502        874       481
  TM&C                                22         20        19
  Real Estate                         23         19        23
  General &
   administrative                     92         97        94
                                 --------   --------  --------
      Total                        1,639      1,010       617
Operating income (loss):
  Fee Timber                       6,131      3,156     1,236
  TM&C                              (404)      (129)      717
  Real Estate                       (241)      (296)     (218)
  General &
   administrative                   (738)      (732)     (738)
                                 --------   --------  --------
      Total                     $  4,748   $  1,999  $    997
                                 ========   ========  ========


                                     SELECTED STATISTICS

                                     Three months ended
                                31-Mar-04  31-Mar-03 31-Dec-03
                                ---------  --------- ---------
Log sale volumes (thousand board
 feet):
  Export conifer                   5,624      1,430       654
  Domestic conifer                11,690      9,287     4,893
  Pulp conifer                     2,633      1,679     1,267
  Hardwoods                          405        770       303
                                 --------   --------  --------
  Total                           20,352     13,166     7,117
                                 ========   ========  ========

                                     Three months ended
                                31-Mar-04  31-Mar-03 31-Dec-03
                                ---------  --------- ---------
Average price realizations
 (per thousand board feet):
  Export conifer                $    659   $    592  $    595
  Domestic conifer                   554        524       502
  Pulp conifer                       221        235       223
  Hardwoods                          558        531       630
  Overall                            540        495       467

Owned timber acres               115,125    112,200   112,200
Acres under management             5,316    123,605         -
Capital expenditures
 ($000's)                          9,331(a)     413       902
Depletion ($000's)                 1,471        843       454
Depreciation and amortization
 ($000's)                            168        167       163
Debt to total
 capitalization                       42%        46%       45%

(a) Includes $8.5 million timberland acquisition closed in January
2004.


                                  QUARTER TO QUARTER COMPARISONS
                             (Amounts in $000's except per unit data)

                             Q1 2004 vs. Q1 2003   Q1 2004 vs. Q4 2003

                                Total    Per Unit    Total   Per Unit
                             ---------  --------- --------- ---------

Net income:
  1st Quarter 2004           $  3,998   $   0.87  $  3,998  $   0.87
  4th Quarter 2003                                       -         -
  1st Quarter 2003              1,291       0.29
                              --------   -------- --------- ---------
     Variance                $  2,707   $   0.58  $  3,998  $   0.87

Detail of earnings
 variance:
Fee Timber:
  Log price realizations (A) $    916   $   0.20  $  1,486  $   0.32
  Log volumes (B)               2,566       0.56     4,344      0.95
  Timberland sale income          (43)     (0.01)        -         -
  Depletion                      (628)     (0.14)   (1,017)    (0.22)
  Other Fee Timber                164       0.03        82      0.02
Timberland Management &
 Consulting:
  Management fee changes          (53)     (0.01)      (19)        -
  Other Timberland Mgmnt &
   Consulting                    (222)     (0.05)   (1,102)    (0.24)
Real Estate                        55       0.01       (23)    (0.01)
General & administrative costs     (6)         -         -         -
Interest expense                   17          -        (6)        -
Other (taxes, minority int.,
 interest inc.)                   (59)     (0.01)      253      0.05
                              --------   --------  -------- --------
Total change in earnings     $  2,707   $   0.58  $  3,998  $   0.87
                              ========   ========  ======== ========

(A) Price variance allocated based on changes in price using the lower period volume.

(B) Volume variance allocated based on change in sales volume and the average log sales price for the prior period less variance in log production costs.

    CONTACT: Pope Resources
             Tom Ringo, 360-697-6626
             Fax: 360-697-1156